Exhibit 10.3

September 23, 2020

Tony Kalajian

18755 Big Cedar Drive

Santa Clarita, CA 91387

Email: t.kalajian@yahoo.com

Re:	Reduction in Salary Agreement

Dear Tony:

This will confirm our discussion on September 22, 2020, wherein you accepted a 50% salary reduction that has become necessary given Oncocyte Corporation’s (the “Company”) change in direction. Rather than terminating your employment, the Company has made reasonable efforts to maintain you employed on a part time rather than full time basis. This change will become effective on September 28, 2020 (“Effective Date”) and last no longer than December 18, 2020, when we anticipate your employment will be terminated. The specific terms of this Reduction in Salary Agreement (“Agreement”) are as follows:

1. Compensation. Your reduced bi-weekly rate of pay will be $6,437.50 ($167,375.04 annualized) less applicable tax and payroll deductions, payable in accordance with the Company’s payroll practices. The Company expects that you will continue to devote your best efforts, skills and abilities while working for the Company. The Company may change your job title, description, and duties in its sole discretion.

2. Paid Time Off. You will not accrue paid time off (“PTO”) for the duration of this Agreement. You will have the option to supplement your compensation with any accrued but unused paid time off (“PTO”) that you have earned up to the Effective Date of this Agreement. Any accrued PTO will be paid at your full time pay rate. In the event that you do not use all of your accrued PTO, the Company will pay you for any remaining accrued but unused PTO at the end of your employment.

3. Deferred Compensation. Up to and including the Effective Date of this Agreement, the Company will agree to pay you the Deferred Compensation that you have earned as described in the May 7, 2020 Acknowledgement and Agreement. You have agreed that you will not continue to earn Deferred Compensation after the Effective Date of this Agreement. You agree that the May 7, 2020 Acknowledgement and Agreement shall be amended to replace the December 4, 2020 end date with the Effective Date of this Agreement. The Deferred Compensation shall be payable pursuant to the terms provided in Paragraph 4 of the May 7, 2020 Acknowledgement and Agreement or at the time your employment with the Company is terminated (either by you or the Company), whichever is earlier. All other terms of the May 7, 2020 Acknowledgement and Agreement shall remain the same.

4. Incentive Stock Options. You will continue to participate in the Company’s Equity Incentive Plan as detailed in your Employment Agreement.

5. Benefits. You will remain eligible to participate in the Company’s Health and Welfare benefit plans for the duration of this Agreement.

6. Confidentiality & Work Product. Your confidentiality obligations to the Company will remain the same. The Confidentiality and Inventions Assignment Agreement that you executed with the Company shall remain in full force and effect, including but not limited to your obligations not to disparage the Company.

7. At-Will Employment. Your employment with the Company is and shall continue to be at-will and may be terminated at any time by either you or the Company with or without cause or advance notice. The anticipated end date of this Agreement is not a guarantee of employment for any specified term.

8. Modification. The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

9. Entire Agreement. This offer letter and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

10. Acceptance. Please confirm your acceptance of this Agreement by signing this letter in the space indicated. Your signature will acknowledge that you have read, understood and agreed to the terms and conditions of this offer letter.

We appreciate all of your hard work, and we know we will have your support as we all strive for continued business success.

If you have any questions about this information, please feel free to contact me.

Sincerely,

/s/ Ronnie Andrews

Ronnie Andrews
President & CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Tony Kalajian
Signed

Tony Kalajian
Name	Date Signed